Exhibit 7

HANSEN, BARNETT& MAXWELL, P.C. A Professional Corporation CERTIFIED PUBLIC ACCOUNTANTS 5 Triad Center, Suite 750 Salt Lake City, UT 84180-1128 Phone: (801) 532-2200 Fax: (801) 532-7944 www.hbmcpas.com

November 25, 2008

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D.C. 20549

Ladies and Gentlemen:

We have been furnished with a copy of and have read the response to Item 4.02, Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review, in Form 8-K/A Amendment No. 3 for the event that occurred on August 20, 2008, to be filed by our client China Shenghuo Pharmaceutical Holdings, Inc. with the Securities and Exchange Commission and are in agreement with the statements made in the response to that Item.

/s/ HANSEN, BARNETT & MAXWELL, P.C. HANSEN, BARNETT & MAXWELL, P.C.